Exhibit 99.1

                         FLEETWOOD ENTERPRISES, INC.
                            3125 Myers Street
                       Riverside, California 92503-5527

Base Salary and Short-Term Incentive Compensation

    Total cash compensation, comprised of base salary and short-term variable pay, is established through an individual and profitability model that maintains competitive base salaries while providing sizable short-term variable pay opportunities based upon the achievement of individual and organizational performance objectives. This performance-based approach is a reflection of the Company's belief that executives should earn variable compensation based on operational performance, including profitability.

    Base salaries and salary ranges are determined in relation to competitive market data provided in national compensation surveys, and also based on an evaluation of individual job responsibilities. Compensation surveys utilized include those conducted by nationally recognized compensation consulting firms on an annual basis as well as others when appropriate. The services of a nationally recognized consulting firm were retained in 2004 and continue into 2005 to review Fleetwood's executive compensation plans. In order to enhance the recruitment and retention of executive positions, the consulting firm recommended we change our approach in comparing targeted management compensation to competitive market data. This change involved comparing the targeted Total Cash Compensation (TCC) to market data at the 75th percentile instead of the previously utilized 50th percentile. The Long-Term Incentive Compensation will continue to be compared at the 50th percentile, thus creating a Total Direct Compensation (TDC) comprised of TCC and Long-Term Incentive Compensation, which is approximately 62.5% of market data.

    Short-term incentive compensation targets are based on comparative market data and require the senior executives who have responsibilities across multiple business units to meet individual performance objectives as well as Company-wide financial performance measures. In the case of senior executives who have responsibilities solely within a group or division, financial performance measures will be based specifically on their functional areas. For FY2006, we have substantially increased the amount of the short-term incentive compensation payable based upon the financial performance of the Company. We have proportionately decreased the amount of short-term incentive compensation payable based upon the individual performance of an executive. Accordingly, ninety percent of the short-term incentive will be based upon financial performance of the Company and 10% will be based upon the individual performance. Aggregate TCC is unchanged.

Chief Executive Officer Compensation

    The compensation package for Mr. Smith provides a competitive salary with the potential of significant variable pay in the event the Company performs well under his leadership. Mr. Smith's annual base pay as Chief Executive Officer will remain unchanged at $873,000 and his annual targeted variable pay opportunity will remain unchanged at $1,067,000. The amount of his targeted variable pay that is based upon individual performance will reduce from 50% down to 10% of the targeted variable pay. The amount of his targeted variable pay that is based upon the financial performance of the Company will increase from 50% to 90%. Mr. Smith's total direct compensation target includes an annual long-term performance target that remains unchanged at $1,127,000 and annual stock option grant targets that remain unchanged, issued in March and September of each year, at $563,500. He will receive long-term performance and stock option grants on essentially the same schedule as other officers.